Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated January 29, 2009
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3F1

Principal Amount (in Specified Currency): $50,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Trade Date: January 29, 2009
Original Issue Date: February 3, 2009
Stated Maturity Date: November 4, 2009

Initial Interest Rate: One month LIBOR determined on January 30, 2009 plus 1.19%, accruing from February 3, 2009 (long first coupon interpolated between one month LIBOR and two month LIBOR)
Interest Payment Period: Monthly
Interest Payment Dates: The 4th of each calendar month, commencing March 4, 2009 and on the Stated Maturity Date

Net Proceeds to Issuer: $49,985,000
Agent's Discount or Commission: 0.03%
Agent: Banc of America Securities LLC
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 1.19%
Spread Multiplier: N/A
Index Maturity: 1 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: March 4, 2009
Interest Rate Reset Period: Monthly
Interest Reset Dates: The 4th of each calendar month, commencing
March 4, 2009
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 See section of Prospectus Supplement
dated March 7, 2006 titled "Material United States Tax
Considerations for U.S. Holders," and in particular "--Short-Term
Notes."

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

       Under the terms of and subject to the conditions of an Appointment Agreement dated September 25, 2007 and the Appointment Agreement Confirmation dated January 29, 2009 (collectively, the "Appointment Agreement") between TMCC and Banc of America Securities LLC ("BofA"),
BofA, acting as principal, has agreed to purchase and TMCC has agreed to sell the notes identified herein. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated
March 7, 2006, between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley
& Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time, incorporated by reference in the Appointment Agreement, BofA is committed to take and pay for all of the Notes offered hereby, if any are taken.